MIRION TECHNOLOGIES, INC.
EXECUTIVE SEVERANCE PLAN
AMENDED AND RESTATED PARTICIPATION AGREEMENT
This AMENDED AND RESTATED PARTICIPATION AGREEMENT (“A & R Participation Agreement”) effective as of February 25, 2025 (the “Effective Date”) is by and between Mirion Technologies, Inc., a Delaware corporation (the “Company”) and Alison Ulrich (“Participant”) and amends and replaces in its entirety the Participation Agreement between the Company and Participant dated August 7, 2023. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Mirion Technologies, Inc. Executive Severance Plan (the “Plan”).
WHEREAS, Participant is presently employed as the Chief Human Resources Officer of the Company;
WHEREAS, the Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its stockholders;
WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to secure Participant’s continued services and to protect Participant in the case of certain terminations;
WHEREAS, the Company and Participant have determined that it is in their respective best interests to enter into this A&R Participation Agreement on the terms and conditions as set forth herein;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
Section 1. Participation in the Plan. As of the Effective Date of the Agreement, Participant shall be a “Participant” in the Plan for all purposes thereunder. Subject to the terms and conditions of the Plan, Participant shall be eligible to receive Severance Benefits under the Plan. Participant hereby acknowledges that he/she has received a copy of the Plan and that Participant has read, reviewed and understood the requirements and terms contained within the Plan.
Section 2. Amendments to the Plan for the Participant.
(a)Section 4(i) is hereby deleted and replaced in its entirety with the following:
(i)an amount equal to Participant’s then-current base salary, multiplied by 1.0 (the “Severance Multiplier”)

(b)Section 4(iv) is hereby deleted and replaced in its entirety with the following:
(iv)    if the Participant is eligible for and properly elects health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment of, or reimbursement for the cost of, the Participant’s COBRA premium payments (for the Participant and the Participant’s dependents) (less the portion of any such premiums that the Participant would have been required to pay for the Participant and the Participant’s dependents had the Participant continued to be employed) (the “Healthcare Continuation”) for a period ending on the earlier of (A) twelve (12) months from the Termination Date (the “Severance Period”) and (B) the date on which the Participant become eligible for health coverage from a subsequent employer;
(c)Section 10(d) is hereby deleted and replaced in its entirety with the following:
(d)    If the Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service, to the extent required under Section 409A to avoid accelerated taxation and tax penalties, any amounts payable during the twelve-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is twelve months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).
Section 3. Existing Arrangements. This A&R Participation Agreement and the Plan set forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof; provided, however, that to the extent that the Participant is party to an Employment Agreement (as defined in the Plan) that provides for payments or other benefits in connection with a termination of employment that would be a Qualifying Termination (as defined in the Plan) that are greater than, or in addition to, the Severance Benefits to be provided to the Participant pursuant to the terms of the Plan, then the Participant shall receive the payments and benefits pursuant to the Employment Agreement and any greater, or additional Severance Benefits, provided that Participant shall not be entitled to any duplication of payments or benefits but rather the most advantageous (to the Participant) treatment of each payment or benefit (including with respect to the vesting of Equity Awards (as defined in the Plan), as applicable, per Section 9 of the Plan.
Section 4. Counterparts. This A&R Participation Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same A&R Participation Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.

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IN WITNESS WHEREOF, the parties have executed this A&R Participation Agreement as of the Effective Date.

MIRION TECHNOLOGIES, INC.
By:	/s/ Thomas Logan
Name: Thomas Logan
Title: CEO

PARTICIPANT
By:	/s/ Alison Ulrich
Name: Alison Ulrich

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